EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Key Updates to 2019 and 2020 Guidance

The following provides key updates to our 2019 and 2020 guidance based on our current view of existing market conditions and other assumptions for the years ending December 31, 2019 and 2020. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Key Updates to 2019 Guidance	Change
Acquisitions	+ $610 million
Temporary increase in net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2019, annualized	+0.4x

Key Updates to 2020 Guidance	Change
Net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized of 5.2x	No change
Real estate dispositions, partial interest sales, and common equity	+ $500 million
Occupancy percentage for operating properties in North America as of December 31, 2020	-1.0%

Key updates to 2019 guidance include a $610 million increase in acquisitions. Due to the timing of the closing of these acquisitions in December 2019, we expect to fund a portion of these acquisitions in 2020 on a long-term basis. Consequently, we expect a temporary 0.4x increase in our guidance for net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2019, annualized. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized, of less than or equal to 5.2x.

Key updates to 2020 guidance include a $500 million increase in real estate dispositions, partial interest sales, and common equity, and a 1.0% decline in occupancy. The $500 million increase in real estate dispositions, partial interest sales, and common equity is due to the timing of the 2019 acquisitions as noted above. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized, of less than or equal to 5.2x. The 1.0% reduction in the midpoint of occupancy guidance is primarily attributable to vacancy aggregating 236,000 RSF representing lease-up opportunities from one pending acquisition expected to close and one pending joint venture expected to be formed during the first quarter of 2020.

Key 2019 Guidance Items

Key Credit Metrics	2019 Guidance
Net debt to Adjusted EBITDA – fourth quarter of 2019, annualized	Less than or equal to 5.7x
Net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2019, annualized	Less than or equal to 5.7x(1)

(1)	In October 2019, we completed the conversion of all 2.3 million outstanding shares of our Series D Convertible Preferred Stock into shares of our common stock. Refer to the “7.00% Series D Convertible Preferred Stock” section within Note 14 – “Stockholders’ Equity” to our unaudited consolidated financial statements under Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 for additional information.

	2019 Guidance			Certain
Key Sources and Uses of Capital (In millions)	Range		Midpoint	Completed Items
Sources of capital:
Net cash provided by operating activities after dividends	$170	$210	$190
Incremental debt	1,112	1,172	1,142	See below
Real estate dispositions and partial interest sales	910	910	910	$910
Common equity	1,218	1,218	1,218	$1,218
Total sources of capital	$3,410	$3,510	$3,460

Uses of capital:
Construction	$1,250	$1,350	$1,300
Acquisitions	2,160	2,160	2,160	$2,160
Total uses of capital	$3,410	$3,510	$3,460

Incremental debt (included above):
Issuance of unsecured senior notes payable	$2,700	$2,700	$2,700	$2,700
Assumption of secured note payable	28	28	28	$28
Repayments of unsecured senior notes payable	(950)	(950)	(950)	$(950)
Repayments of secured notes payable	(310)	(310)	(310)	$(310)
Repayments of unsecured senior bank term loan	(350)	(350)	(350)	$(350)
$2.2 billion unsecured senior line of credit/other	(6)	54	24
Total incremental debt	$1,112	$1,172	$1,142

Key 2020 Guidance Items

	2020 Guidance
Key Assumptions	Low	High
Occupancy percentage for operating properties in North America as of December 31, 2020	95.7%	96.3%

Key Credit Metrics	2020 Guidance
Net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized	Less than or equal to 5.2x
Fixed-charge coverage ratio – fourth quarter of 2020, annualized	Greater than 4.5x

	2020 Guidance
Key Sources and Uses of Capital (In millions)	Range		Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$200	$240	$220
Incremental debt	400	360	380
Real estate dispositions, partial interest sales, and common equity	1,850	2,050	1,950
Total sources of capital	$2,450	$2,650	$2,550

Uses of capital:
Construction	$1,550	$1,650	$1,600
Acquisitions	900	1,000	950
Total uses of capital	$2,450	$2,650	$2,550

Supplemental disclosure of non-cash financing activities:
Sale of noncontrolling interest(1)	$150	$160	$155
Purchase of noncontrolling interest(1)	$(150)	$(160)	$(155)

(1)	Amounts represent the estimated fair market value exchanged to form the joint venture. Refer to “Pending 2020 acquisitions” under the “Recent Developments” section within Item 8.01 of this Current Report on Form 8-K for additional information.